Exhibit 3.40
CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF ORGANIZATION
OF
AURORA NEW YORK, LLC
Under section 211 of the Limited Liability Company Law
1.	The name of the limited liability company is Aurora New York, LLC.

2.	The date of filing of the Articles of Organization is July 31, 2006.

3.	The amendment effected by this Certificate of Amendment is as follows:
          Paragraph 1 of the Articles of Organization is deleted in its entirety and replaced with a new paragraph 1 to read as follows:
“1.	The name of the limited liability company is Laboratory of Dermatopathology ADX, LLC.”
[Signature on following page]

     IN WITNESS WHEREOF, Aurora New York, LLC has caused this Certificate of Amendment to be executed by its sole member this 13th day of February, 2008.

AURORA NEW YORK, LLC
By:	Aurora Diagnostics, LLC, sole Member

By:	/s/ James C. New
James C. New
Authorized Person